Exhibit 10.7

ACKNOWLEDGMENT AND UNDERTAKING AGREEMENT

This ACKNOWLEDGEMENT AGREEMENT (this “Agreement”) is made as of September 22, 2014, by TCW DIRECT LENDING LLC, a Delaware limited liability company (“Fund”), for the benefit of TCW DL BRIDGE, LLC, a Delaware limited liability company (the “Company”).

Recitals

A. Loan Sale Agreements. From time to time, Fund and Company shall enter into Loan Sale Agreements (as defined in the Credit Agreement).

B. Credit Agreement. Fund acknowledges that in connection with the Revolving Credit Agreement, dated as of September 22, 2014 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), among Company and Natixis, New York Branch, as funding agent (“Funding Agent”) and committed lender, Company has pledged all of its assets, including all Loan Sale Agreements and all other agreements Company may enter from time to time (including this Agreement).

C. Undertaking. In order to satisfy its payment obligations under the Loan Sale Agreements (which shall be based on an amount not less than the principal amount of the underlying loans paid funded by the Company (net of any OID and closing fees), plus all accrued and unpaid interest on such loans as of the date transferred) (collectively, the “LSA Obligations”), Fund shall draw down capital contributions from time to time from the Members on a pro rata basis pursuant to, and in accordance with, the Second Amended and Restated Limited Liability Company Agreement of Fund, dated as of September 19, 2014 (as the same may be amended, restated, modified and supplemented from time to time, the “Operating Agreement”), and Fund acknowledges that Company is relying on such undertaking in order to enter into, and perform its obligations under, such Loan Sale Agreements and the Credit Agreement.

D. Defined Terms. Terms used herein that are not otherwise defined shall have the meanings assigned to them in the Operating Agreement or, if not defined therein, the Credit Agreement.

Agreements and Undertakings

1.	Agreements and Undertakings by Fund. In connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and under the Loan Sale Agreements, Fund covenants and agrees that on or before November 10, 2014, it shall call sufficient capital under the Operating Agreement to punctually meet any LSA Obligations under the Loan Sale Agreement in full as and when they become due. As of the date hereof, the aggregate Unfunded Commitment of Members under the Operating Agreement is approximately $317,985,000.

Fund acknowledges and agrees that monetary damages are not, and will not be, an adequate remedy to redress an actual or alleged breach of this Section 1, and that an actual or alleged breach of this Section 1 by Fund would cause irreparable harm to Company. Accordingly, Fund acknowledges and agrees that upon any breach of this Section 1 by Fund, Company shall be entitled to equitable relief, in addition to any other relief available, including without limitation the remedies of specific performance, temporary or permanent injunction and/or declaratory judgment, without any requirement to prove actual damages or post a bond, and Fund further agrees to waive any and all defenses or claims that Company is not entitled to such equitable relief, or that equitable relief is not otherwise available to Company due to the alleged sufficiency or availability of remedies at law, including monetary damages, or that Company is seeking such equitable remedies in bad faith. Notwithstanding anything herein to the contrary, failure to comply with this Section 1 shall be an immediate default and not subject to any grace period.

2.	Representations and Warranties. In order to induce Company to enter into the Loan Sale Agreements (and Lenders to enter into the Credit Agreement), Fund does hereby represent and warrant to Company as of the date hereof as follows:

(a)	Organization and Good Standing of Fund. Fund is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in every jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not reasonably be expected to result in a Material Adverse Effect.

(b)	Authorization and Power. Fund has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement, the Operating Agreement and the Loan Sale Agreements, and is duly authorized to, and has taken all action necessary, to execute, deliver, and perform its obligations under this Agreement, the Operating Agreement and Loan Sale Agreements and is and will continue to be duly authorized to perform its obligations under this Agreement, the Operating Agreement and the Loan Sale Agreements.

(c)	Compliance with Law. Fund is, to the best of its knowledge, in compliance in all material respects with all material laws, rules, regulations, orders, and decrees which are applicable to it or its respective properties, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

(d)	No Defenses. Fund knows of no default or circumstance which with the passage of time and/or notice would constitute a default under the Operating Agreement which would constitute a defense to the obligations of the Members to make its capital contributions to Fund in accordance with the Subscription Agreements or the Operating Agreement, and has no knowledge of any claims of offset or any other claims of any Member against Fund which would or could diminish or adversely affect the obligations of such Member to make Capital Contributions and fund Capital Calls in accordance with Subscription Agreements (and any related Side Letters between the Members and Fund which have been provided to Funding Agent) or the Operating Agreement.

(e)	Capital Commitments and Contributions. There are no Capital Call Notices outstanding except as otherwise disclosed in writing to Company. Except as notified to Company, no Member is in default under the Operating Agreement or its Subscription Agreement. Fund has become entitled under the terms of the Operating Agreement and the Subscription Agreements to make Capital Calls. Any Side Letter that has been executed by a Member and the Company has been provided to the Company.

(f)	Foreign Asset Control Laws. Fund has policies and procedures in place which are reasonably designed to comply with all applicable United States anti-money laundering laws and regulations, including, without limitation, applicable provisions of the USA Patriot Act of 2001 (“KYC Compliance”). Prior to the Closing Date, each Member has satisfied KYC Compliance.

(g)	OFAC. Neither Fund, nor any of its Subsidiaries, nor, to the knowledge of Fund, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is Fund or any Subsidiary located, organized or resident in a Designated Jurisdiction.

(h)	Subscription Facility. Fund confirms that the Transactions are permitted under Section 4.3.1 of the Operating Agreement.

3.	Affirmative Covenants. Fund agrees that, for so long as the LSA Obligations remain unpaid (other than contingent indemnification and expense reimbursement obligations for which no claim has been made), unless otherwise agreed by Company (which in order for Company to agree, Fund acknowledges that Company is required to obtain the written consent of Funding Agent:

(a)	Reports and Documents. Fund will deliver to Company copies of the following:

(i)	Capital Call Notices. Promptly after the issuance thereof, a copy of each Capital Call Notice under Section 6.1 of the Operating Agreement delivered to a Member;

(ii)	Member Materials. Promptly after delivery to the Members, copies of all financial statements and reports from time to time prepared by Fund and furnished to the Members generally, including, without limitation, any notice of default, notice of election or exercise of any rights or remedies under the Subscription Agreements or the Operating Agreement or any notices relating in any way to any Member’s Capital Commitment; and

(iii)	Other Materials. Such other information concerning the business, properties, or financial condition of Fund as Company may reasonably request in connection with any Exclusion Event.

(b)	Notice of Default. Fund shall promptly notify Company in writing upon becoming aware: (i) that a Member has violated or breached any of the material terms of the Operating Agreement (a “Defaulting Member”); (ii) of the existence of any condition or event which, with the lapse of time or giving of notice or both would reasonably be expected to cause the Member to become a Defaulting Member; and (iii) of the existence of any condition or event which constitutes a Fund Default, or breach of any representation or covenant hereunder and specifying the nature and period of existence thereof and the action which Fund is taking or proposes to take with respect thereto.

(c)	Other Notices. Fund will, promptly upon receipt of actual knowledge thereof, notify Company of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (a) any change in the financial condition or business of Fund; (b) any default under any material agreement, contract, or other instrument to which Fund is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by Fund permitted hereunder; (c) any uninsured claim against or affecting Fund or any of its properties; or (d) the commencement of any litigation with any third party or any proceeding before any Governmental Authority affecting Fund which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect and any material determination with respect thereto.

(d)	Reserved.

(e)	Compliance with Operating Agreement and Use of Member Capital Contributions. Fund will use the proceeds of the Capital Contributions from the Members under the Operating Agreement only for such purposes as are permitted by the Operating Agreement.

(f)	Compliance with Law. Fund will comply in all material respects with all material laws, rules, regulations, and all orders of any Governmental Authority which are applicable to it or its respective properties, including, without limitation, ERISA, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

(g)	Action Upon Default by Members. Upon the failure of a Member to fund its respective Capital Contributions under the Operating Agreement, Fund will, upon the request of Company, exercise such rights and remedies available to Fund under the Operating Agreement as to such Member in order to cure any default under the Operating Agreement by the failure of such Member to fund its required Capital Contributions.

(h)	Books and Records; Access. Fund will give any representative of Company access during all business hours to, and permit its representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of Fund and relating to its affairs, and to inspect any of the properties of Fund.

(i)	No Bankruptcy Petition Against Company. Fund hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of the LSA Obligations, it will not institute against, or encourage, cooperate with or join any other Person in instituting against Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the law of the United States or any state of the United States. The provisions of this Section 3(b)(i) shall survive the termination of this Agreement.

4.	Negative Covenants. Fund agrees that, for so long as the LSA Obligations remain unpaid (other than contingent indemnification and expense reimbursement obligations for which no claim has been made), unless otherwise agreed by Company (which in order for Company to agree, Fund acknowledges that Company is required to obtain the written consent of Funding Agent):

(a)	Mergers; Dissolution. Fund will not merge or consolidate with or into any Person (unless Fund is the surviving entity), or dissolve or terminate.

(b)	Negative Pledge. Fund will not create or suffer to exist any Lien upon the Fund Capital Commitment Rights (other than Permitted Liens).

(c)	Organizational Documents. Without the prior written consent of Company, Fund shall not alter, amend, modify, terminate, or change any provision of the Operating Agreement of Fund materially adversely affecting the Fund Capital Commitment Rights.

(d)	Transfer of Interests.

(i)	Transfers by Members. Fund shall promptly notify Company of any notice of transfer of any Membership Interest of any Member. In addition, Fund shall not consent to the transfer of any of the Membership Interest of any Member, without the prior written consent of Company, and Fund will not admit any new Member that has not satisfied KYC Compliance.

(iii)	Documentation Requirements. Fund shall give prior written notice to Company of the transfer by any Member of its Membership Interest, and shall deliver thereto copies of documents relating to such transfer and information about the transferee as reasonably required by Company as reasonably requested thereby. Company shall require that: (i) any Person admitted as a substitute or new Member (whether due to a transfer by an existing Member or otherwise) (a “Subsequent Member”) shall, as a condition to such admission, deliver its executed Subscription Agreement and, if applicable, its Side Letter to Company in its reasonable discretion; and (ii) any existing Member that is a transferee from another Member shall provide confirmation of its obligations under its Subscription Agreement with respect to any increase in its Capital Commitment relating to such transfer, and, to the extent not addressed in the documentation previously delivered by such Member, evidence of its authority to assume such increased Capital Commitment, all as satisfactory to Company in its reasonable discretion.

(e)	Capital Commitments. Fund shall not: (i) without the prior written approval of Company, cancel, reduce, excuse, suspend or defer the Capital Commitment of any Investor; or (ii) excuse any Member from or permit any Member to defer any Capital Contribution, if the proceeds from the related Capital Call Notice are to be applied to the LSA Obligations.

(f)	ERISA Compliance. Fund will not establish or maintain any Plan.

(g)	Limitations on Distributions. Fund will not make any payment of dividends or distributions to the Members at any time that an Event of Default or Potential Default (each, as defined in the Credit Agreement) has occurred and is continuing.

(h)	Limitation on Indebtedness. Fund will not incur any Indebtedness.

5.	Notice. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder will be in writing and will be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (c) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below:

If to Company:

c/o The TCW Group, Inc.
865 S. Figueroa Street
Los Angeles, California 90017
Attention:	Meredith Jackson
Email:	meredith.jackson@tcw.com

If to Fund:

c/o TCW Direct Lending LLC.
865 S. Figueroa Street
Los Angeles, California 90017
Attention:	Meredith Jackson
Email:	meredith.jackson@tcw.com

7.	Miscellaneous.

(a)	GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)	No Third Party Beneficiaries; Collateral Assignment. Nothing expressed or referred to in this Agreement will be construed to give any Person other than Company any legal right or equitable right, remedy or claim under or with respect to this Agreement of any provision of this Agreement; provided, however, this Agreement may be collaterally assigned by Company to Funding Agent, for the benefit of the Lenders under the Credit Agreement, and any successor funding agent upon resignation of Funding Agent in accordance with the terms of the Credit Agreement, and any collateral assignee may rely on the representations, warranties and covenants of Fund provided herein.

The Company hereby collaterally assigns to Funding Agent, with full right of substitution, all rights, titles, powers and privileges granted to Company under this Agreement in order to secure the payment of Company’s Obligations under the Credit Agreement. Furthermore, upon the effectiveness of such collateral assignment by Company to Funding Agent, Company shall not grant any consent hereunder (discretionary or otherwise) without the written consent of Funding Agent.

(c)	Jurisdiction; Venue; WAIVER OF JURY TRIAL. Any suit, action or proceeding against Fund with respect to this Agreement or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, Fund hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Fund hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by Company by registered or certified mail, postage prepaid, to Fund’s address set forth in Section 5 hereof. Fund hereby irrevocably waives any objections which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts located in the State of New York, Borough of Manhattan in New York City, and each hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. FUND HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

(d)	Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

(e)	Termination. On the earlier of the date (i) on which all LSA Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid, performed or discharged in full or (ii) the Credit Agreement has been terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

(f)	Survival of Representations and Warranties. All representations and warranties made hereunder shall survive the execution and delivery hereof, and shall continue in full force and effect as long as any LSA Obligation shall remain unpaid or unsatisfied.

(g)	No Waiver. No failure to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other further exercise thereof or other exercise of any other right.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE(S) FOLLOWS.

Executed as of the date set forth above.

TCW DIRECT LENDING LLC

By:	/s/ Meredith Jackson
	Name:	Meredith Jackson
	Title:	Chief Compliance Officer

TCW DL BRIDGE, LLC

By:	/s/ Richard M. Villa
	Name:	Richard M. Villa
	Title:	Managing Director, Chief Financial Officer

Signature Page to

Acknowledgment and Undertaking Agreement